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                                                                                                                       EXHIBIT 12.1


                                                   THE CHARLES SCHWAB CORPORATION

                                          Computation of Ratio of Earnings to Fixed Charges
                                              (Dollar amounts in thousands, unaudited)


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                                                                                        Year Ended December 31,

                                                                       2000         1999         1998         1997          1996
                                                                       -----        -----        -----        -----         ----

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Earnings before taxes on income                                     $1,231,473   $1,098,915   $  677,638   $  530,906    $  463,336
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Fixed charges
  Interest expense:
     Brokerage clients cash balances                                 1,076,446      700,601      579,994      481,187       368,462
     Deposits from banking clients                                     155,073      117,489      107,846       99,622        82,547
     Long-term debt                                                     54,639       32,712       30,155       25,305        20,317
     Stock-lending activities                                           40,444       31,555       37,382       37,406        25,315
     Short-term borrowings                                              20,458        8,660        9,320       16,318        11,811
     Other                                                               4,716        7,202        9,301        7,507        13,281
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           Total                                                     1,351,776      898,219      773,998      667,345       521,733
  Interest portion of rental expense                                    74,982       53,731       41,257       36,180        31,629
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     Total fixed charges (A)                                         1,426,758      951,950      815,255      703,525       553,362
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Earnings before taxes on income and fixed charges (B)               $2,658,231   $2,050,865   $1,492,893   $1,234,431    $1,016,698
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Ratio of earnings to fixed charges (B) / (A)*                              1.9          2.2          1.8          1.8           1.8
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Ratio of earnings to fixed charges
  excluding brokerage client interest expense**                            4.5          5.4          3.9          3.4           3.5
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All periods have been restated to reflect the merger of The Charles Schwab Corporation with U.S. Trust Corporation.

*    The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes,
     "earnings" consist of earnings before taxes on income and fixed charges. "Fixed charges" consist of interest expense as listed above, including one-third of rental expense, which is estimated to be representative of the interest factor.

**   Because interest expense incurred in connection with payables to brokerage clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense.
     Accordingly, the ratio of earnings to fixed charges excluding brokerage client interest expense reflects the elimination of such interest expense as a fixed charge.


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